Exhibit 19.1

FG NEXUS INC.

(the “Company”)

INSIDER TRADING POLICY

I.	Introduction

The purpose of this Insider Trading Policy (this “Policy”) is to promote compliance with applicable securities laws by the Company and its subsidiaries and all directors, officers and employees (“the Insiders”) thereof, and to preserve the reputation and integrity of the Company as well as that of persons affiliated therewith while not putting unnecessary restrictions on the Insiders.

II.	Applicability

The Policy is applicable to all directors, officers and employees of the Company and its subsidiaries. Every director, officer and employee of the Company and its subsidiaries must read and retain this Policy. Questions regarding this Policy should be directed to the Company’s Chief Executive Officer and Chief Financial Officer (the “Company’s Officers”) and the Company’s Officers will coordinate with the Company’s legal counsel to answer the questions. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to certain family members, members of a person’s household and entities controlled or influenced by a person covered by this Policy, as described below.

III.	Policy

It is the Company’s policy that no (i) director, officer or other employee of the Company or any of its subsidiaries, (ii) agent or advisor of the Company or any of its subsidiaries (such as its auditors, consultants or attorneys), or (iii) Related Person (as defined below) thereof (individually a “Covered Person” and, collectively, the “Covered Persons”) having material, nonpublic information relating to the Company may buy or sell shares of Common Stock or other capital stock or securities of the Company (collectively, “Company Securities”) or engage in any other action to take advantage of, or pass on to others, such information. This Policy also applies to material, nonpublic information relating to any other company with publicly-traded securities, including our customers, suppliers and other business partners, obtained in the course of employment by or association with the Company.

To avoid even the appearance of impropriety, additional restrictions on trading Company Securities apply to directors and executive officers. See Section VI.

Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of a Covered Person in conflict with the best interests of the Company and its stockholders.

1

IV.	Definitions/Explanations
A.	What is “Material” Information?

The materiality of information depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if the facts would have been viewed by the reasonable investor as having significantly altered the “total mix” of information publicly available. Material information can be positive or negative and can relate to virtually any aspect of a company’s business and impact the value of any type of security – debt or equity.

Some examples of material information include:

(a)	unpublished financial information;

(b)	news of a pending or proposed transaction, such as a significant merger, acquisition, divestiture or joint venture;

(c)	stock splits or dividends, calls for redemption of securities and other events regarding the Company’s outstanding securities;

(d)	acquisition or loss of a significant contract;

(e)	development of a significant new product or process;

(f)	change in control or a change in management;

(g)	change in auditors or auditor notification that the Company can no longer rely on an auditor’s report;

(h)	new equity or debt offerings or purchases (whether publicly or privately);

(i)	significant change in strategy or development involving corporate relationships;

(j)	significant litigation exposure or regulatory action;

(k)	impending bankruptcy or receivership; and

(l)	a significant cybersecurity event, such as a data breach.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information should be reviewed on a frequent basis.

B.	What is “Nonpublic” Information?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Business Wire, Newswire, Dow Jones, Thomson Reuters, The Wall Street Journal, the Associated Press or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

2

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, two full Trading Sessions following publication is viewed as a reasonable time period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee (as an example) may trade in Company Securities starting on Wednesday of that week, because two full Trading Sessions would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, the employee may not trade in Company Securities until Thursday. If the announcement is made on Friday after trading begins, the employee may not trade in Company Securities until Wednesday of the following week. As used herein, the term “Trading Session” means, on a day on which the Nasdaq Stock Market is open for trading, the period from the time trading begins until it ends on such day.

C.	Who is a “Related Person?”

For purposes of this Policy, a “Related Person” includes (1) a person’s spouse and minor children and anyone else living in such person’s household, (2) partnerships in which such person is a general partner, (3) trusts of which such person is a trustee, (4) estates of which such person is an executor, and (5) other legal entities that such person controls. Although a person’s parent or sibling is not considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See Section V.E. below for a discussion on the prohibition on “tipping.”

V.	Trading Guidelines and Requirements
A.	Non-disclosure of Material Nonpublic Information

Material, nonpublic information is strictly confidential and must not be disclosed, whether through written, oral or electronic means to anyone, except the persons within the Company or third party agents of the Company such as investment banking advisors or outside legal counsel whose positions or roles require them to know such information, until such information has been publicly released by the Company.

B.	Prohibited Trading in Company Securities

No Covered Person may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts, when such Covered Person has knowledge of material, nonpublic information concerning the Company.

C.	Transactions Under Rule 10b5-1 Plans

Covered Persons may elect to sell shares pursuant to contracts, plans or instructions complying with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1 Plans”) and are not per se prohibited by this Policy so long as such 10b5-1 Plans are entered into in good faith while the Covered Person is not in possession of material, nonpublic information; provided, that the adoption and maintenance of any such Rule 10b5-1 Plans by a Covered Person must be approved by the Company’s Officers.

D.	Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after- the-fact with the benefit of hindsight. As a result, before engaging in any transaction relating to the Company Securities a Covered Person should carefully consider how such person’s transaction may be construed in the bright light of hindsight. Again, in the event of any questions or uncertainties about the Policy, please consult the Company’s Officers.

3

E.	“Tipping” Information to Others

Covered Persons may be liable for communicating or tipping material, nonpublic information to any third party (“tippee”). Further, insider trading violations are not limited to trading or tipping by Covered Persons. Persons other than Covered Persons also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated.

Tippees are liable for trading on material, nonpublic information illegally tipped to them by a Covered Person. Similarly, just as Covered Persons are liable for the insider trading of their tippees, tippees who pass such information along to others who trade on such information will be liable. In other words, a tippee’s liability for insider trading is no different from that of a Covered Person. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

F.	Short Sales.

Short sales of Company Securities may evidence an expectation on the part of the seller that the securities will decline in value and, therefore, have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. Pursuant to this Policy, no Covered Person shall engage in a short sale of Company Securities. Furthermore, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by Section V.H below.

G.	Publicly Traded Options.

A transaction in options is, in effect, a bet on the short-term movement of a company’s stock and therefore creates the appearance that the Covered Person is trading based on material, nonpublic information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by Covered Persons in puts, calls or other derivative securities relating to the Company, on an exchange or in any other organized market, are prohibited by this Policy.

Anyone may, of course, in accordance with this Policy and other Company policies, exercise options granted by the Company. Option positions arising from certain types of hedging transactions are governed by Section V.H. below.

H.	Hedging Transactions.

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, zero-cost collars and exchange funds. Such hedging transactions may permit a director, officer or employee of the Company or any of its subsidiaries to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions may allow the director, officer or employee to continue to own Company Securities or equity securities of any subsidiaries of the Company, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and employees of the Company and its subsidiaries are prohibited from engaging in such transactions involving Company Securities or equity securities of any subsidiaries of the Company.

4

I.	Margin Accounts and Pledges.

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan. Company Securities owned by any significant shareholder (i.e., any beneficial owner of more than 5% of the common stock of the Company) affiliated with a Covered Person shall not be subject to the prohibition set forth in this Section I. Pledges of Company Securities arising from certain types of hedging transactions are governed by Section H above.

J.	Trading in Other Securities

No Covered Person may place purchase or sell orders or recommend that another person place a purchase or sell order involving the securities of another company if such Covered Person learns of material, nonpublic information about such other company in the course of such Covered Person’s employment or other special relationship with the Company.

K.	Post-Termination/Separation Transactions

This Policy continues to apply to transactions in the Company Securities by a Covered Person following termination of employment or other services with the Company if such Covered Person is aware of material, nonpublic information until such time that the information becomes public or is no longer material.

L.	Individual Responsibility.

Every Covered Person has the individual responsibility to comply with this Policy against insider trading. A Covered Person may, from time to time, have to forego a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the material, nonpublic information and even though the Covered Person believes he or she may suffer an economic loss or forego anticipated profit by waiting.

M.	Participation in the 2023 Employee Stock Purchase Plan

Covered Persons may participate in the Company’s 2023 Employee Stock Purchase Plan (“ESPP”) pursuant to its terms, subject to the limitations set forth in the ESPP and this Policy. Participation in the ESPP is equivalent to the decision to purchase Company Securities. Accordingly, Covered Persons may initially enroll in the ESPP only during an open trading window and must make their election to participate in the next upcoming ESPP purchase period during an open trading window and only after receipt of pre-clearance under this Policy. Automatic renewals of ESPP participants under the terms of the ESPP need not be pre-cleared if the terms of participation are not changed by the participant. Any participation changes permitted under the ESPP during a purchase period (such as payroll deduction amounts or withdrawals from the ESPP) must be made during an open trading window and must be pre-cleared by Covered Persons under this Policy prior to making any such changes. Any Company Securities acquired under the ESPP may only be sold by Covered Persons in accordance with this Policy.

5

VI.	Additional Restrictions and Requirements for Directors and Executive Officers and other Nominated Individuals

A.	Trading Window

In addition to being subject to all of the other limitations in this Policy, directors and executive officers of the Company or any of its subsidiaries, as well as their Related Persons, may only buy or sell Company Securities in the public market during the period beginning the second trading day after the release of material information, via a press release or a current report on Form 8-K. See Section V.C., above, for exceptions relating to Rule 10b5-1 trading plans. It is the objective of the Company to disclose all material information to the public as soon as reasonably practical. Additionally, the Company may establish event-specific black-out periods from time to time which will further limit the time during which directors and executive officers of the Company or any of its subsidiaries, as well as their Related Persons, may buy or sell Company Securities in the public market.

B.	Pre-Clearance

Directors and executive officers of the Company or any of its subsidiaries, as well as their Related Persons, must obtain prior clearance from the Company’s Officers, before any purchases or sales of Company Securities including any exercise of stock options are made thereby. The Company’s Officers, will consult as necessary with senior management of and/or legal counsel to the Company before clearing any proposed trade. Each proposed purchase and sale will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order for a purchase or sale of Company Securities is not placed within that 48-hour period, clearance of such purchase or sale as the case may be, must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

C.	Nominated Individuals

From time to time, the Company may also prohibit all or certain Covered Persons from trading securities of the Company because of material developments known to the Company and certain individuals identified by officers of the Company and not yet disclosed to the public. In such event, all such designated Covered Persons may not engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such suspension of trading. The Company would re-open the trading window at the beginning of the third Trading Session following the date of public disclosure of the information, or at such time as the information is no longer material.

D.	Certification

All directors, officers and other employees must certify their understanding of, and intent to comply with, this Policy upon the commencement of their relationship with the Company or any of its subsidiaries and annually thereafter. The certification form is attached hereto as Exhibit A.

6

VII.	The Consequences of Insider Trading

Individuals who trade on material, non-public information or tip information to others can be subject to an array of civil and criminal penalties. Violations are taken very seriously by the Securities and Exchange Commission (the “SEC”), the federal agency responsible for enforcing the law in this area. Potential sanctions include:

(a)	disgorgement of profits gained or losses avoided and interest thereon;

(b)	a civil penalty of up to three times the profit gained or loss avoided;

(c)	a bar from acting as an officer or director of a publicly traded company;

(d)	a criminal fine (no matter how small the profit or the lack thereof) of up to $5 million; and

(e)	a jail term of up to 20 years.

These penalties can apply even if the individual is not a director or officer of the Company. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the Nasdaq Stock Market and Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading. In addition to the potentially severe civil and criminal penalties for violation of the insider trading laws, violation of this Policy may result in the imposition by the Company of sanctions, including dismissal from the Company. A conviction or finding of liability for insider trading can also result in individuals being banned generally from employment in the securities or financial services industries or other employment, and even a mere allegation of insider trading can result in severe harm to professional and personal reputation.

Approved by the Board of Directors on May 10, 2017 and revised in 2023 and again October 21, 2025

7